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                                                                    Exhibit 11.1
DIGITAL GENERATION SYSTEMS, INC.
STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE AND
PRO FORMA COMMON SHARES AND EQUIVALENTS
(in thousands, except for per share amounts)

                                                                            Three Months Ended              Six Months Ended
                                                                                 June 30,                       June 30,
                                                                          -----------------------        ------------------------
                                                                            1996           1995            1996           1995
                                                                            ----           ----            ----           ----
                                                                                (Unaudited)                   (Unaudited)

Net loss                                                                  $ (2,087)       $(2,003)       $(4,475)       $(4,116)
                                                                          ========        =======        =======        =======

Weighted average common shares outstanding                                  11,482            896          7,169            892
Weighted average common equivalent shares:
  Weighted average preferred stock outstanding                                              6,693          3,637          6,693
Adjustments to reflect requirements of the Securities and Exchange-
  Commission's Staff Accounting Bulletin No. 83:
  Common stock issuances                                                                      195             98            195
  Convertible preferred stock issuances                                                       581            291            581
  Preferred stock warrants                                                                     20             10             20
  Common stock option grants                                                                  748            374            748
                                                                          --------        -------        -------        -------
Total weighted average common shares and equivalents                        11,482
                                                                          ========
Pro forma total weighted average common shares and equivalents                              9,133         11,579          9,129
                                                                                          =======        =======        =======

Net loss per share                                                        $  (0.18)
                                                                          ========
Pro forma net loss per share                                                              $ (0.22)       $ (0.39)       $ (0.45)
                                                                                          =======        =======        =======
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